Exhibit 11.1

Consent of Independent Auditor

The Board of Directors

Caary Capital Ltd.

We, MNP LLP, consent to the use of our report dated July 23, 2021, on the financial statements of Caary Capital Ltd., which comprise the statement of financial position as at September 30, 2020, the statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the period from October 4, 2019 (date of incorporation) to September 30, 2020, and notes to the financial statements, including a summary of significant accounting policies, which is incorporated by reference herein included in Regulation A Offering Circular dated July 26, 2021 of Caary Capital Ltd.

Chartered Professional Accountants
 Licensed Public Accountants

July 26, 2021

Toronto, Ontario